Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:       STEVEN G. ROGERS

                                    PRESIDENT & CHIEF EXECUTIVE OFFICER

                           SARAH P. CLARK

                                    SENIOR VICE PRESIDENT

                                    (601) 948-4091

PARKWAY PROPERTIES ANNOUNCES MANAGEMENT CHANGES

                  JACKSON, MISSISSIPPI - December 3, 2007 - Parkway Properties, Inc. (NYSE:PKY) announced today that William R. Flatt has been promoted to the position of Executive Vice President and Chief Operating Officer effective December 3, 2007.  Mr. Flatt has been with Parkway since May 1997 and has served as Executive Vice President, Chief Financial Officer and Secretary since July 1, 2005.  Prior to 2005, Mr. Flatt served as Vice President and Asset Manager for the Chicago market from June 2001 through June 2005 and Vice President of Investor Relations from 1999 through 2001.  Mr. Flatt replaces Thomas C. Maloney, who resigned as Executive Vice President and Chief Operating Officer but will remain with the Company as an Executive Vice President and Senior Asset Manager. Mandy M. Pope will assume the position of Interim Chief Financial Officer effective December 3, 2007, in addition to her responsibilities as Senior Vice President and Controller.  Ms. Pope has been with the Company since 1997 and has served as Controller of the Company since 2001 and Assistant Controller from 1997 through 2001.

             Steven G. Rogers, President and Chief Executive Officer stated, "We are making important changes in the lineup to further our transformation from an owner-operator to an operator-owner of office properties.  We are fortunate to have a deep bench of committed officers within Parkway that are capable and willing to take on new and different responsibilities. Will and Tom have unique skill sets that we believe will best serve the Company in these new positions.  I appreciate Mandy's willingness to take on the additional duties of Chief Financial Officer until the Company completes a thorough search and names a replacement.  I have the utmost confidence in her ability and in our entire finance and accounting team."

            Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 66 office properties located in 11 states with an aggregate of approximately 13.0 million square feet of leasable space as of December 3, 2007.  Included in the portfolio are 18 properties totaling 2.7 million square feet that are owned jointly with other investors, representing 21% of the portfolio.  Under the Company's GEAR UP Plan, which started January 1, 2006 and ends December 31, 2008, it is the Company's strategy to transform from an owner-operator to an operator-owner. The strategy highlights the Company's strength in providing excellent service in the operation of office properties in addition to its direct ownership of real estate assets. Fee-based real estate services are offered through the Company's wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.8 million square feet for third party owners as of December 3, 2007.

Parkway Properties, Inc.'s press releases and additional information about the Company are available on the World Wide Web at www.pky.com.